Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
YP Corp.:

We consent to the incorporation by reference in the registration statements of YP Corp., f/k/a YP.Net, Inc., on Form S-8 (File No. 333-107721) filed as of August 7, 2003, of our report dated December 20, 2001, on the consolidated balance sheet of YP Corp. as of September 30, 2001 and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the two-year period ended September 30, 2001, which report appears in YP Corp.’s Annual Report on Form 10-KSB/A (Amendment No. 1).

/s/ Epstein, Weber & Conover P.L.C.

Scottsdale, Arizona
November 30, 2005